  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2014

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54377

Maryland	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, California 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events
On December 15, 2014, the board of directors of Griffin Capital Essential Asset REIT, Inc. (the "Registrant") amended and restated the Registrant's Distribution Reinvestment Plan (the "DRP") to increase the purchase price under the DRP from $9.77 per share to $10.40 per share and to make certain other minor revisions. The Registrant's board of directors made this determination following its receipt of a third-party report from its advisor that contained a range of potential values of the Registrant's common stock, which report was received in conjunction with the Registrant's proposed merger with Signature Office REIT, Inc.. After reviewing such third party-report and discussing the same with management, the Registrant's board of directors determined in its reasonable business judgment and discretion that it was advisable to increase the per share offering price pursuant to the DRP in order to issue shares of common stock under the DRP within regulatory guidance related to distribution reinvestment plans.
The amended and restated DRP will be effective as of December 27, 2014. The foregoing description of certain terms of the amended and restated DRP does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the DRP, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits
(d)    Exhibits.

4.1	Griffin Capital Essential Asset REIT, Inc. Second Amended and Restated Distribution Reinvestment Plan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: December 17, 2014	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer and Treasurer